EXHIBIT 99.1

CUSIP# 678046 10 3 NYSE Amex: BQI

NEWS RELEASE

DATE: March 1, 2012

Oilsands Quest Extends Strategic Solicitation Timeline;
Reopens Eagles Nest Sale Process;
Receives Extension of NYSE Amex Listing

CALGARY, ALBERTA – Oilsands Quest Inc. (NYSE Amex: BQI) (“Oilsands Quest” or “the Company”) is continuing to work to restructure its affairs while under the protection of the Companies’ Creditors Arrangement Act (Canada) ("CCAA"), with the assistance of a Monitor appointed by the Alberta Court of Queen’s Bench (the “Court”). With the approval and support of the Monitor, Oilsands Quest has extended the deadline for offers under its current Solicitation Process. As well, the Company is working to reopen the sale process for the non-core Eagles Nest asset, following a default on the agreed deposit by the purchaser. Finally, Oilsands Quest has been granted an extension until May 18, 2012 to regain compliance with the listing standards of the NYSE Amex.

Oilsands Quest is currently conducting a Court-approved process to solicit offers to acquire, restructure or recapitalize the Company (the “Solicitation Process”), assisted by its financial advisor, TD Securities Inc. Binding offers under this process were originally due in March 2012. Several confidentiality agreements have now been signed with interested parties. Given the interest in the data room and the time required for potential purchasers to conduct their due diligence, Oilsands Quest is extending the deadline for offers under the process to April 27, 2012.

In a development unrelated to the Solicitation Process, Oilsands Quest is working with the Monitor to reopen the sale process for its Eagles Nest asset. As previously announced, FAMA Capital Ltd. (“FAMA”) had signed a Purchase and Sale Agreement, approved by the Court, to buy the asset for CDN$7.0 million, with a deposit of CDN$400,000 due February 24, 2012. However, FAMA did not make the deposit and the agreement was terminated. The details of the new sale process are still being finalized.

Further to previous disclosure, Oilsands Quest received notice on February 24, 2012 from the staff of the NYSE Amex LLC (the “Exchange”) that the Company remains out of compliance with certain of the Exchange’s continued listing standards as set forth in Part 10 of the Exchange’s Company Guide. Specifically, the Exchange noted that the Company is not in compliance with Section 1003(a)(iv) of the Company Guide because the Company has sustained losses which are so substantial in relation to the Company’s overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether the Company will be able to continue operations and/or meet its obligations as they mature.

The Company was afforded the opportunity to submit a plan of compliance to the Exchange and on February 14, 2012 presented its most recent plan to the Exchange. In its letter of February 24, 2012, the Exchange notified Oilsands Quest that it accepted the Company's plan of compliance and granted the Company an extension until May 18, 2012 to regain compliance with the continued listing standards. The Company will be subject to periodic review by Exchange Staff during the extension period. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the NYSE Amex.

Trading in the common shares of Oilsands Quest remains suspended while the NYSE Amex determines whether to resume trading or to delist the Company for failure to meet listing requirements.

CUSIP# 678046 10 3 NYSE Amex: BQI

About Oilsands Quest

Oilsands Quest Inc. (www.oilsandsquest.com) is exploring and developing oil sands permits and licences, located in Saskatchewan and Alberta, and developing Saskatchewan's first commercial oil sands discovery.

For more information:
Investor Relations
Email: ir@oilsandsquest.com
Investor Line: 1-877-718-8941

Forward-looking statements

This news release includes certain statements that may be deemed to be “forward-looking statements.” All statements, other than statements of historical facts, included in this news release that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements.

Forward-looking statements are statements other than relating to historical fact and are frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate”, “potential”, “prospective” and other similar words or statements that certain events or conditions “may” “will” or “could” occur. Forward-looking statements are based on the opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking statements, which include but are not limited to the ability to raise additional capital, risks associated with the Company’s ability to implement its business plan, its ability to successfully submit a timely plan to its stakeholders and the court under the CCAA and to resolve its operational, legal and financial difficulties, the possible delisting of its securities from NYSE Amex, risks inherent in the oil sands industry, regulatory and economic risks, land tenure risks and those factors listed under the caption “Risk Factors” in the Company’s Form 10-Q filed with the Securities and Exchange Commission on December 9, 2011. The Company undertakes no obligation to update forward-looking information if circumstances or management’s estimates or opinions should change, except as required by law. The reader is cautioned not to place undue reliance on forward-looking statements.